                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
                                  JULY 26, 2006

                        COMMISSION FILE NUMBER: 001-03985

                                   ----------

                                 EDO CORPORATION
             (Exact name of registrant as specified in its charter)

               NEW YORK                                     11-0707740
        (State of incorporation)            (I.R.S. Employer Identification No.)

    60 EAST 42ND STREET - 42ND FLOOR
           NEW YORK, NEW YORK                                   10165
(Address of Principal Executive Offices)                     (Zip Code)

                                 (212) 716-2000
              (Registrant's Telephone Number, Including Area Code)

                                 NOT APPLICABLE
             (Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     a. On July 26, 2006, EDO Corporation ("EDO" or the Registrant") entered into a stock purchase agreement, by and among EDO, as Buyer, William H. Stender, Jr., Fredric H. Clark, Elizabeth L. Boyer, as Trustee of the William H. Stender, Jr. Estate Preservation Trust (collectively, "Sellers") and CAS, Inc., a privately held Alabama corporation ("CAS"), pursuant to which EDO will acquire all of the issued and outstanding shares of CAS, a privately held corporation (the "CAS Stock Purchase Agreement").

     Under the terms of the CAS Stock Purchase Agreement, EDO will pay an aggregate purchase price of $175.6 million for the CAS shares, consisting of $170.7 million in cash, and $4.9 million in restricted EDO Common Shares. In addition, certain key employees are eligible to receive retention payments over a three-year period totaling $10 million in the aggregate. The transaction is conditioned upon clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and other customary closing conditions. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the CAS Stock Purchase Agreement, which is attached hereto as Exhibit 2.1.

     b. On July 26, 2006, EDO entered into a stock purchase agreement, by and among EDO and all of the shareholders of Impact Science & Technology Inc., a privately held New Hampshire corporation ("IST"), pursuant to which EDO will acquire all of the issued and outstanding shares of IST (the "IST Stock Purchase Agreement").

     Under the terms of the IST Stock Purchase Agreement, EDO will pay an aggregate purchase price of $124 million for the IST shares, consisting of $106 million in cash and a promissory note in the principal amount of $18 million payable over three years. In addition, certain senior managers will receive retention payments in the form of restricted EDO Common Shares valued at $9 million. The transaction is conditioned upon clearance under the HSR Act and other customary closing conditions. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the IST Stock Purchase Agreement, which is attached hereto as Exhibit 2.2.

     Each of the stock purchase agreements described above contains representations and warranties that the parties have made to each other as of specific dates. Except for their status as contractual documents that establish and govern the legal relations among the parties to the transaction described therein, the stock purchase agreements described above are not intended to be sources of factual, business or operational information about any of the parties thereto. The representations and warranties contained in each stock purchase agreement described above were made only for purposes of those agreements and as of specific dates, were solely for the benefit of the parties to such purchase agreements, and may be subject to limitations agreed between those parties, including being qualified by disclosures between those parties. The representations and warranties in each purchase agreement may have been made to allocate risks among the parties thereto. Furthermore, those representations and warranties may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, you should not rely on the representations and warranties as accurate or complete or characterizations of the actual state of facts as of any specified date since they are modified in important part by the underlying disclosure schedules and are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts.

ITEM 5.02. DEPARTURES OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

     Item 5.02(b). Dennis C. Blair submitted to EDO his resignation from the Board of Directors of EDO effective July 31, 2006. He noted as the reason for his resignation the desire to avoid any appearance of or potential for a conflict of interest between his duties as a Director of EDO and as President of the Institute for Defense Analyses, where he serves as President.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)  Exhibits

Exhibit Number                           Description of Exhibit
-------                                  ----------------------
2.1       Stock Purchase Agreement, dated as of July 26, 2006, by and among EDO
          Corporation, as Buyer, Fredric H. Clark, William H. Stender, Jr. and
          Elizabeth L. Boyer, as Trustee of the William H. Stender, Jr. Estate
          Preservation Trust as Sellers and CAS, Inc.

2.2       Stock Purchase Agreement, dated as of July 26, 2006, by and among EDO
          Corporation, and Shareholders of Impact ("Selling Shareholders") party thereto.

17        Letter of Resignation of Dennis C. Blair


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        EDO CORPORATION


                                        By /s/ Lisa M. Palumbo
                                           -------------------------------------
                                           Senior Vice President, General
                                           Counsel and Secretary

Date: August 1, 2006